__________________________________________________________

Plan of Merger and Stock Purchase Agreement

 ____________________________________________________

By and Among

 Home Solutions of America, Inc.,
Southern Exposure Holdings, Inc.,
S.E. Acquisition Corp. I,
S.E. Acquisition Corp. II,
Southern Exposure Unlimited of Florida, Inc.,
S.E. Tops of Florida, Inc.,
And
Dale W. Mars

__________________________________________________________

 for the acquisition of

  100% of the Outstanding Stock of
Southern Exposure Unlimited of Florida, Inc. and
S.E. Tops of Florida, Inc.
and
50% of the Outstanding Stock of
SouthernStone Cabinets, Inc.

__________________________________________________________

Effective Date:  December 31, 2003

 Closing Date:  February 6, 2004

PLAN OF MERGER AND STOCK PURCHASE AGREEMENT

This Plan of Merger and Stock Purchase Agreement (this "Agreement") is entered into as of February 6, 2004 (the "Closing Date"), to be effective as of December 31, 2003 (the "Effective Date"), by and among Home Solutions of America, Inc., a Delaware corporation ("HSOA"), Southern Exposure Holdings, Inc., a Florida corporation and wholly-owned subsidiary of HSOA ("BUYER"), S.E. Acquisition Corp. I, a Florida corporation and wholly-owned subsidiary of BUYER ("MERGERSUB1)", S.E. Acquisition Corp. II, a Florida corporation and wholly-owned subsidiary of BUYER ("MERGERSUB2)", Southern Exposure Unlimited of Florida, Inc., a Florida corporation ("TARGET1"), S.E. Tops of Florida, Inc., a Florida corporation ("TARGET2"), Dale W. Mars, an individual residing in the State of Florida ("SELLER"), and Dale W. Mars, Trustee for the Dale W. Mars Trust Dated 7/16/97 (the "TRUST").  HSOA, BUYER, MERGERSUB1, MERGERSUB2, TARGET1, TARGET2, SELLER, and TRUST are referred to herein individually as a "Party" and collectively as the "Parties."

WITNESSETH:

            WHEREAS, TARGET1, TARGET2, and SouthernStone Cabinets, Inc., a Florida corporation ("TARGET3") (collectively, the "TARGETS") are currently engaged in the businesses of manufacturing and installing custom cabinetry and countertops for resale to home builders and residential customers;

WHEREAS, SELLER is the trustee and primary beneficiary of the TRUST, which owns 100% of the outstanding capital stock of each of TARGET1 and TARGET2, and SELLER owns 50% of the outstanding capital stock of TARGET3;;

            WHEREAS, SELLER desires for TARGET1 and TARGET2 to become wholly-owned subsidiaries of BUYER, through the merger of TARGET1 into MERGERSUB1 ("MERGER1"), and the merger of TARGET2 into MERGERSUB2 ("MERGER2"), and for TARGET3 to become a 50%-owned subsidiary of BUYER, through the sale by the SELLER to BUYER of his 50% interest in TARGET3 (the "Stock Purchase"), and BUYER desires to so acquire the TARGETS as its subsidiaries, in exchange for shares of common stock of HSOA and certain other consideration to be paid to SELLER and/or the TRUST as set forth herein; and

WHEREAS, with respect to MERGER1 and MERGER2, the Parties intend for each such forward triangular merger to qualify for tax-free treatment (except for any non-stock consideration received by SELLER) under Sections 368 (a)(1)(A) and (a)(2)(D) of the Code (as defined in Article VII), and for this Agreement to constitute a plan of reorganization.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual undertakings and covenants herein, and for such other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DETAILS OF TRANSACTIONS

1.1        MERGER1.

(a)              Effects of MERGER1.  MERGER1 shall have the effects set forth in this Agreement and in the applicable provisions of the Florida Business Corporation Act, as amended (the "FBCA").  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (defined in Section 1.6, below), TARGET1 shall be merged with and into MERGERSUB1, and the separate existence of TARGET1 shall cease.  Following the Effective Time, MERGERSUB1 shall continue as the surviving corporation (the "First Surviving Corporation").

(b)               Articles of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(i)              the articles of incorporation of MERGERSUB1 as in effect immediately prior to the Effective Time shall, after the Effective Time, be the articles of incorporation of the First Surviving Corporation until thereafter changed or amended as provided therein or by the FBCA;

(ii)              the bylaws of MERGERSUB1 as in effect immediately prior to the Effective Time shall, after the Effective Time, be the bylaws of the First Surviving Corporation until thereafter changed or amended as provided therein or by the FBCA;

(iii)              the directors of MERGERSUB1 immediately prior to the Effective Time shall be the directors of the First Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be;

(iv)              the officers of MERGERSUB1 immediately prior to the Effective Time shall be the officers of the First Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be; and

(v)               the established offices and facilities of TARGET1 immediately prior to MERGER1 shall become the established offices and facilities of the First Surviving Corporation.

1.2        MERGER2.

(a)                Effects of MERGER2.  MERGER2 shall have the effects set forth in this Agreement and in the applicable provisions of the FBCA.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, TARGET2 shall be merged with and into MERGERSUB2, and the separate existence of TARGET2 shall cease. Following the Effective Time, MERGERSUB2 shall continue as the surviving corporation (the "Second Surviving Corporation").

(b)               Articles of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(i)             the articles of incorporation of MERGERSUB2 as in effect immediately prior to the Effective Time shall, after the Effective Time, be the articles of incorporation of the Second Surviving Corporation until thereafter changed or amended as provided therein or by the FBCA;

(ii)             the bylaws of MERGERSUB2 as in effect immediately prior to the Effective Time shall, after the Effective Time, be the bylaws of the Second Surviving Corporation until thereafter changed or amended as provided therein or by the FBCA;

(iii)             the directors of MERGERSUB2 immediately prior to the Effective Time shall be the directors of the Second Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be;

(iv)             the officers of MERGERSUB2 immediately prior to the Effective Time shall be the officers of the Second Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be; and

(v)               the established offices and facilities of TARGET2 immediately prior to MERGER2 shall become the established offices and facilities of the Second Surviving Corporation.

1.3        Conversion of Shares; Merger Consideration.  At the Effective Time, by virtue of MERGER1 and MERGER2 and without any further action on the part of any Party:

(a)                The 100 shares of common stock, $1.00 par value per share, of TARGET1 (the "TARGET1 Shares") issued and outstanding immediately prior to the Effective Time, together with the 100 shares of common stock, $1.00 par value per share, of TARGET2 (the "TARGET2 Shares") issued and outstanding immediately prior to the Effective Time, all of which TARGET1 Shares and TARGET2 Shares are 100% owned by the TRUST, shall be converted into and represent the right to receive the following aggregate consideration:

(i)                  The number of shares of HSOA common stock, $.001 par value per share ("Common Stock"), equal in value to $2,500,000 (the "HSOA Shares"), calculated as follows: the number of HSOA Shares shall be obtained by dividing $2,500,000 by the average closing trading price of the Common Stock over the 31-day period comprised of (x) the 15 trading days prior to the Closing Date, (y) the Closing Date, and (z) the 15 trading days following the Closing Date.  The five highest closing trading prices and the five lowest closing trading prices shall be excluded from the calculation of the average closing trading price over such 31-day period.  The HSOA Shares shall be titled to "Dale W. Mars, Trustee of the Dale W. Mars Trust Dated 7-16-97."  On the Closing Date, BUYER shall deliver one million (1,000,000) shares of the HSOA Shares to SELLER, and any remaining HSOA Shares that are required to be delivered to SELLER as a result of the calculation set forth above shall be delivered to SELLER within 35 trading days after the Closing Date.  HSOA shall grant SELLER and the TRUST registration rights for the HSOA Shares, pursuant to the Registration Rights Agreement attached hereto as Exhibit A;

(ii)                a subordinated promissory note issued by BUYER to the TRUST in the original principal amount of $4,500,000, in the form attached hereto as Exhibit B (the "Promissory Note"), guaranteed by HSOA pursuant to a guaranty (the "HSOA Guaranty") in the form attached hereto as Exhibit C, and secured by all of the assets of MERGERSUB1 and MERGERSUB2 and the shares of stock being sold under this Agreement in SouthernStone Cabinets, Inc., pursuant to a Stock Pledge and Security Agreement in the form attached hereto as Exhibit D (the "Security Agreement"); and

(iii)               a subordinated promissory note issued by BUYER to the TRUST in the original principal amount of $1,468,189.26, in the form attached hereto as Exhibit E (the "A/R Note").

(b)               Each TARGET1 Share held in TARGET1's treasury, and each TARGET1 Share owed beneficially by HSOA, BUYER, or MERGERSUB1 immediately prior to the Effective Date shall be cancelled and retired without payment of any consideration therefor.  Each TARGET1 Share outstanding at the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the First Surviving Corporation.

(c)                Each TARGET2 Share held in TARGET2's treasury, and each TARGET2 Share owed beneficially by HSOA, BUYER, or MERGERSUB2 immediately prior to the Effective Date shall be cancelled and retired without payment of any consideration therefor.  Each TARGET2 Share outstanding at the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Second Surviving Corporation.

1.4        The Stock Purchase.  On the Closing Date, subject to the terms and conditions hereof and in reliance on the representations and warranties made pursuant hereto, SELLER hereby sells to BUYER, and BUYER hereby purchases from SELLER, 255 shares of common stock, $1.00 par value per share, of TARGET3 (the "TARGET3 Shares"), constituting 50.0% of the outstanding capital stock of TARGET3.  For purposes of this Agreement, the TARGET1 Shares, TARGET2 Shares, and the TARGET3 Shares shall be referred to herein collectively as the "TARGET Shares".

(a)                Consideration.  In consideration for BUYER's purchase of the TARGET3 Shares, HSOA and/or BUYER shall pay the SELLER $2,000,000 in cash at the Closing, subject to closing adjustments contemplated hereunder (via  certified check or wire transfer, per wire transfer instructions provided by SELLER and attached hereto as Exhibit F, of immediately available funds) (the "Cash Portion").

1.5        Profits, Cash and Accounts Receivables.

(a)        Profits.  Notwithstanding the subsequent Effective Time of the mergers, from and after the Effective Date, the rights to receive profits of the TARGETS, and such other benefits and burdens of the ownership of TARGETS shall inure to HSOA and BUYER, except as set forth in Section 1.5(b) below.

(b)        Cash and Accounts Receivables.  BUYER acknowledges that, after the Effective Date but prior to the Closing Date, TARGET1 and TARGET2, have distributed to SELLER or TRUST all cash of said corporations, and all accounts receivables (booked consistently with each corporation's past practices) of TARGET2 (the "TARGET2 A/R") (but not TARGET1), as of December 31, 2003, and TARGET3 has distributed all cash as of December 31, 2003 to SELLER or TRUST and to David M. Baccari.   BUYER shall agree to collect the TARGET2 A/R on behalf of TRUST and shall account for any collections of the TARGET2 A/R on or after the Closing monthly and remit to TRUST said collections within 2 business days of  receipt.  BUYER shall deliver an executed UCC-1 financing statement at closing reflecting the ownership of TARGET2 A/R by TRUST.  SELLER agrees that any accounts receivable of TARGET1  as of December 31, 2003, shall inure to the benefit of BUYER, subject to the payments required under the A/R Note.

1.6        The Closing.  The closing of the transactions contemplated by this Agreement (the "Closing") shall take place via facsimile and/or overnight courier on the Closing Date.  Subject to the provisions of this Agreement, articles of merger satisfying the applicable requirements of the FBCA with respect to each of MERGER1 and MERGER2 (the "Articles of Merger"), each in substantially the forms attached hereto as Exhibit G, shall be duly executed by TARGET1, TARGET2, MERGERSUB1, and MERGERSUB2, and filed with the Secretary of State of the State of Florida simultaneously with or as soon as practicable following the Closing.  MERGER1 and MERGER2 shall become effective (the "Effective Time") upon the date and time of the filing of the Articles of Merger with the Secretary of State of the State of Florida.

(a)        Deliveries by SELLER to BUYER.  Prior to or at the Closing, SELLER and/or the TRUST, as applicable, shall deliver to BUYER or HSOA:

(i)         stock certificates representing the TARGET Shares (except for the TARGET3 Shares, which shall be executed in blank by BUYER and retained by SELLER pursuant to the Security Agreement), together with executed stock powers therefor, and the minute books and all original organization documents for TARGET1 and TARGET2, and copies of all such documents for TARGET3, to be delivered within three business days following Closing;

(ii)        [NOT USED]

(iii)        any and all consents required under Section 3.6 herein, to be obtained by the SELLER from third parties, including from any Governmental Authority (defined in Article VIII), in order to transfer the TARGET Shares to BUYER in accordance with this Agreement;

(iv)              a certificate of good standing for each of the TARGETS in the State of Florida and in each additional jurisdiction in which the TARGETS operate;

(v)                Investor's Representation Statement, executed on behalf of TRUST, in the form attached hereto as Exhibit H;

(vi)              Executive Employment Agreement for SELLER, executed on behalf of SELLER, in the form attached hereto as Exhibit I;

(vii)             Second Amended Stockholder's Agreement, executed on behalf of David M. Baccari, in the form attached hereto as Exhibit J; and

(viii)           such other documents or instruments as are required to be delivered by SELLER or the TRUST at the Closing pursuant to the terms hereof or that BUYER or HSOA reasonably requests prior to the Closing Date to effect the transactions contemplated hereby.

(b)        Deliveries by BUYER or HSOA to SELLER.   Prior to or at the Closing, BUYER, or HSOA, as applicable, shall deliver to SELLER:

(i)                  the Cash Portion, the Promissory Note contemplated under Sections 1.3(a)(ii), the A/R Note, the Security Agreement, the HSOA Guaranty, and the Registration Rights Agreement, each executed by the appropriate entities;

(ii)                stock certificate representing the HSOA Shares to be delivered within three business days following Closing;

(iii)               UCC financing statements as contemplated under the Security Agreement and the A/R Note;

(iv)              Certified resolutions of HSOA's Board of Directors and BUYER as shareholder of MERGERSUB1 and MERGERSUB2 approving the transactions contemplated hereby.

(v)                executed stock certificate and stock powers representing the BUYER's interest in TARGET3, as contemplated by Section 1.6(a)(i).

(vi)              certified copies of any required consents of the Boards of Directors of BUYER and HSOA to purchase the TARGET Shares, and any required certified resolutions of the Board of Directors of HSOA and BUYER approving Merger1 and Merger2, along with stockholder consents for MERGERSUB1 and MERGERSUB2 verifying that BUYER, as the sole stockholder of such corporations has approved the merger transactions;

(vii)             certificates of good standing for BUYER, MERGERSUB1, MERGERSUB2 and HSOA from the States of Florida and Delaware, as applicable;

(viii)           Incumbency certificates providing evidence of proper corporate authority for HSOA, BUYER, MERGERSUB1 and MERGERSUB2 hereunder.;

(ix)              Executive Employment Agreement for David M. Baccari, executed on behalf of TARGET3, in the form attached hereto as Exhibit K;

(x)              Executive Employment Agreement for SELLER, executed on behalf of BUYER and HSOA, in the form attached hereto as Exhibit I;

(xi)             Second Amended Stockholder's Agreement executed on behalf of BUYER for TARGET3 in the form attached hereto as Exhibit J;  and

(x)              such other documents or instruments as are required to be delivered by BUYER or HSOA at the Closing pursuant to the terms hereof or that the SELLER reasonably requests prior to the Closing Date to effect the transactions contemplated hereby.

ARTICLE II.

[NOT USED]

 ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in the SELLER Disclosure Schedule attached hereto (which schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III, the "SELLER Disclosure Schedule", provided however that disclosure under one section shall serve as disclosure under all applicable sections), the SELLER and TRUST hereby jointly and severally represent and warrant to BUYER and HSOA, as of the Closing Date (which representations and warranties shall survive the Closing to the extent provided in Section 7.5 hereof), as follows:

3. 1      Organization, Qualification and Corporate Power.  Each of the TARGETS is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.  Each of the TARGETS is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect (as defined in Article VIII) on the business, business prospects, assets, results of operations or financial condition of any of the TARGETS.  Each of the TARGETS has all requisite power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.  SELLER has furnished or made available to HSOA true and complete copies of each of the TARGETS' organizational documents, each as amended and as in effect on the date hereof.  On the Closing Date, none of the TARGETS is in default under or in violation of any provision of its organizational documents.

3.2       Capitalization.

(a)        On the Closing Date, the capitalization of TARGET1 consists of 100 authorized shares of common stock, $1.00 par value per share, of which 100 shares of common stock are outstanding, all of which are owned by the TRUST.  On the Closing Date, the capitalization of TARGET2 consists of 100 authorized shares of common stock, $1.00 par value per share, of which 100 shares of common stock are outstanding, all of which are owned by the TRUST.  On the Closing Date, the capitalization of TARGET3 consists of 10,000 authorized shares of common stock, $1.00 par value per share, of which 510 shares of common stock are outstanding, 255 shares of which are owned by the SELLER, and 255 shares of which are owned by DAVID M. BACCARI (the "Minority Shares").  All of the issued and outstanding TARGET Shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.  Except as disclosed on Section 3.2 of the SELLER Disclosure Schedule, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which any of the TARGETS is a party or which are binding upon any of the TARGETS providing for the issuance, disposition or acquisition of any equity in any of the TARGETS.  There are no agreements, voting trusts, proxies, or understandings with respect to the voting, or registration under the Securities Act of 1933, as amended (the "Securities Act"), of any TARGET Shares.  All of the issued and outstanding TARGET Shares were issued in compliance with applicable federal and state securities laws.

(b)        Other than the TARGET Shares and the Minority Shares, there are no equity securities of any class of any of the TARGETS or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding.  Except as disclosed in Section 3.2 of the SELLER Disclosure Schedule, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which any of the TARGETS or the SELLER is a party or by which it is bound obligating any of the TARGETS or the SELLER to issue, deliver or sell, or cause to be issued, delivered or sold, existing or additional securities of any of the TARGETS or obligating any of the TARGETS to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement, including as a result of the transaction contemplated by this Agreement.

3.3       Good Title to TARGET Shares.  Except as disclosed in Section 3.3 of the SELLER Disclosure Schedule, the SELLER and the TRUST, each respectively to its Target Shares, owns beneficially and of record, and has good and indefeasible title to, the TARGET Shares, free of all Security Interests (defined in Article VIII), pledges, charges, liens, or encumbrances of any kind.  SELLER did not acquire any of the TARGET Shares in violation of any preemptive right of any Person (as defined in Article VIII).

3.4       [Not used.]

3.5       Capacity of SELLER  SELLER has full legal power and capacity to execute, deliver, and perform this Agreement.  This Agreement has been duly and validly executed and delivered by SELLER and constitutes his valid and binding obligation, enforceable in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization, and similar laws affecting the rights and remedies of creditors generally and to the application of general equitable principles and judicial discretion.

3.6       Noncontravention; Required Consents.  Except as disclosed on Section 3.6 of the SELLER Disclosure Schedule, and except for those which individually and in the aggregate would not have a Material Adverse Effect, neither the execution and delivery of this Agreement by the SELLER, nor the consummation of the transactions contemplated hereby, will (a) conflict with or violate any provision of the organizational documents of any of the TARGETS, (b) require on the part of any of the TARGETS any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or Governmental Authority (as defined in Article VIII), (c)  conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which any of the TARGETS or SELLER is a party or by which any of the TARGETS is bound or to which any of its assets is subject, (d) result in the imposition of any Security Interest upon any assets of any of the TARGETS or SELLER, or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to any of the TARGETS or SELLER or any of their or his properties or assets.

3.7       No Subsidiaries.  There is no corporation, partnership, or other business enterprise in which any of the TARGETS has any direct or indirect equity interest.

3.8       Financial Statements.  SELLER has made available to HSOA the unaudited balance sheets and statements of income, changes in partnership capital and cash flows for each of the TARGETS as of and for the year ended December 31, 2002, and as of and for the eleven-month period ended November 30, 2003 and the one month period ended December 31, 2003 (the balance sheets included therein and dated as of December 31, 2003, being referred to herein as (the "Most Recent Balance Sheets").  Except as disclosed in Section 3.8 of SELLER Disclosure Schedule, such financial statements (collectively, the "Financial Statements") have been prepared in a consistent basis throughout the periods covered thereby, fairly present the financial condition, results of operations and cash flows of each of the TARGETS as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the TARGETS.  None of the TARGETS has ever retained an independent accounting firm to conduct an audit of its financial statements.

3.9       Internal Accounting Controls.  In all material respects, each of the TARGETS (a) keeps books, records, and accounts that accurately, fairly, and in reasonable detail reflect its assets and transactions, and (b) maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are accurately and promptly recorded to permit the preparation of its financial statements, (ii) transactions are executed in accordance with management's specific or general authorizations, and (iii) access to its assets is permitted only in accordance with management's general or specific authorization.

3.10     Undisclosed Liabilities.  None of the TARGETS has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due, including without limitation any liability for taxes and interest, penalties, and other charges payable with respect to any such liability or obligation), except for (a) liabilities shown on the Most Recent Balance Sheets, (b) liabilities which have arisen since the Most Recent Balance Sheets in the Ordinary Course of Business (as defined in Article VIII) and not in excess of $25,000 in the aggregate or $5,000 individually and (c) contractual liabilities incurred in the Ordinary Course of Business that are not required by normal accounting standards to be reflected on a balance sheet and are disclosed on Section 3.10 of the SELLER Disclosure Schedule.

3.11     Absence of Certain Changes.  Except as provided for or contemplated in this Agreement, or disclosed on Section 3.11 of the SELLER Disclosure Schedule, since December 31, 2003, with respect to any of the TARGETS, there has not been:

(a)        any transaction not in the Ordinary Course of Business that has had or could have a Material Adverse Effect;

(b)        any change in the business, property, assets, liabilities (whether absolute, accrued, contingent, or otherwise), operations, liquidity, income, condition (financial or otherwise), prospects, or net worth of any of the TARGETS that has had or could have a Material Adverse Effect;

(c)        distributions of any material assets of any kind to the SELLER, or a redemption, or agreement or authorization to redeem any TARGET Shares;

(d)        any material damage, destruction, or loss, extraordinary or otherwise and whether or not covered by insurance, that has had or could have a Material Adverse Effect;

(e)        any amendment permitted or made with regard to any material contract, license, or agreement to which any of the TARGETS is a party;

(f)         any acquisition or disposition by any of the TARGETS of any property or asset, whether real or personal, having a fair market value in an amount greater than $5,000;

(g)        any mortgage, pledge, or subjection to lien, charge, or encumbrance of any kind or on any of the respective properties or assets of any of the TARGETS;

(h)        other then in the Ordinary Course of Business, any increase in, or commitment to increase, the compensation payable or to become payable to any officer, director, employee, or agent of any of the TARGETS, or any bonus payment or similar arrangement made to or with any of such officers, directors, employees, or agents;

(i)         any incurrence of, guarantee of, assumption of, or taking any property subject to, any liability;

(j)         any adoption of a plan, agreement or amendment to any plan or agreement providing any new or additional benefits for officers, directors, or employees;

(k)        any material alteration in the manner of keeping the books, accounts, or records of any of the TARGETS, or in the accounting practices therein reflected;

(l)         any release or discharge of any material obligation or liability of any Person to any of the TARGETS of any nature whatsoever;

(m)       any delay by any of the TARGETS in paying any material debt, charge, or amount owed by it in excess of 30 days past the date such amount was due;

(n)        any material increase or decrease of any amounts charged for services rendered or products sold by any of the TARGETS;

(o)        any facts or circumstances that are reasonably likely to result in the material loss of customers, suppliers, or vendors, including without limitation, any notices, statements, or circumstances indicating that any customer, supplier, or vendor has or will terminate or adversely and materially alter its business relationship with any of the TARGETS;

(p)        any loan to any officer, partner, or any Affiliate (as defined in Article VIII) thereof;

(q)        any other event or condition of any character which has had or could have a Material Adverse Effect; or

(r)        any agreement or authorization to do any of the above.

3.12     Tax Matters.

(a)        Each of the TARGETS has filed all Tax Returns (as defined below) that it was required to file prior to the date of this Agreement and all such Tax Returns were correct and complete in all material respects.  Each of the TARGETS has paid all Taxes (as defined below) that are shown to be due on any such Tax Returns.  None of the TARGETS has any actual or potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included any of the TARGETS during a prior period) other than such TARGET.  All Taxes that either any of the TARGETS is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Authority.  For purposes of this Agreement, "Taxes" means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.  For purposes of this Agreement, "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

(b)        SELLER has made available to HSOA correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by each of the TARGETS since January 1, 2000.  None of the federal income Tax Returns of any of the TARGETS or SELLER has ever been audited by the Internal Revenue Service.  No examination or audit of any Tax Returns of any of the TARGETS or SELLER by any Governmental Authority is currently in progress or, to the Knowledge (as defined in Article VIII) of the SELLER, threatened or contemplated.  None of the TARGETS has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a tax assessment or deficiency.

3.13     Assets.  Each of the TARGETS owns or leases all tangible assets necessary and sufficient for the conduct of its businesses as presently conducted.  Each such tangible asset is free from material defects and is in good operating condition and repair (subject to normal wear and tear).  No asset of any of the TARGETS (tangible or intangible) is subject to any Security Interest, except as disclosed on Section 3.13 of the SELLER Disclosure Schedule.

3.14     Real Property.  None of the TARGETS owns any real property.

3.15     Intellectual Property.

(a)        Each of the TARGETS owns or has the right to use all Intellectual Property (as defined below) necessary for, or used in, the operation of its business as presently conducted (the "TARGET Intellectual Property").  To the Knowledge of SELLER, each item of TARGET Intellectual Property will continue to be owned or available for use by the applicable TARGET on and after the Closing Date.  Each of the TARGETS has taken all reasonable measures to protect the proprietary nature of each item of TARGET Intellectual Property, and to maintain in confidence all trade secrets and confidential information that it owns or uses, including, without limitation, maintaining all registrations and paying all fees associated therewith.  To the Knowledge of the SELLER, (a) no other Person has any rights to any TARGET Intellectual Property owned by any of the TARGETS, and (b) no other Person is infringing, violating or misappropriating any TARGET Intellectual Property.  SELLER has made available to HSOA complete and accurate copies of all written documentation relating to claims or disputes known to any of them concerning any item of TARGET Intellectual Property.  For purposes of this Agreement, "Intellectual Property" means all (i) patents and patent applications, (ii) copyrights and registrations thereof, (iii) mask works and registrations and applications for registration thereof, (iv) computer software, data and documentation, (v) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know‑how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (vi) trademarks, service marks, trade names and applications and registrations therefor and (vii) other proprietary rights relating to any of the foregoing. Section 3.15(a) of the SELLER Disclosure Schedule lists each patent, patent application, copyright registration or application therefor, and trademark or service mark registration or application therefor of any of the TARGETS.

(b)        To the Knowledge of SELLER, none of the activities or business presently conducted by any of the TARGETS infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any Person.  Except as disclosed in Section 3.15(b) of SELLER Disclosure Schedule, none of the TARGETS has received any complaint, claim or notice alleging any such infringement, violation or misappropriation, and no such claim has been threatened by any third party.

(c)        Section 3.15(c) of the SELLER Disclosure Schedule identifies each license or other agreement (or type of license or other agreement) pursuant to which any of the TARGETS has licensed, distributed or otherwise granted any rights to any third party with respect to, any of the TARGET Intellectual Property.

(d)        Section 3.15(d) of the SELLER Disclosure Schedule identifies each item of material TARGET Intellectual Property that is owned by a party other than any of the TARGETS, and the license or agreement pursuant to which a TARGET uses it (excluding off‑the‑shelf software programs licensed by such TARGET pursuant to "shrink wrap" licenses).

3.16     Inventory.  All inventory of each of the TARGETS, whether or not reflected on the Most Recent Balance Sheets, consists of a quality and quantity that are useable and saleable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written-off or written-down to net realizable value on the Most Recent Balance Sheets.  The quantities of each type of inventory, whether raw materials, work-in-process or finished goods, are not excessive in the present circumstances of any of the TARGETS.  Section 3.16 of the SELLER Disclosure Schedule lists each of the TARGETS' work in process, costs incurred to date, estimated gross profit, and total contract price with respect to each such project.

3.17     Real Property Leases.  Section 3.17 of the SELLER Disclosure Schedule lists all real property leased or subleased to any of the TARGETS and lists the term of any such lease, any extension and expansion options, and the rent payable thereunder.  SELLER has delivered to HSOA correct and complete copies of the leases and subleases (as amended to date) listed in Section 3.17 of the SELLER Disclosure Schedule.  With respect to each lease and sublease listed in Section 3.17 of the SELLER Disclosure Schedule:

(a)        the lease or sublease is legal, valid, binding, enforceable and in full force and effect;

(b)        the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect on and immediately following the Closing Date in accordance with the terms thereof as in effect prior to the Closing Date;

(c)        TARGETS are not in breach or default, and to the Knowledge of SELLER, landlord is not in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(d)        there are no disputes, oral agreements or forbearance programs in effect as to the lease or sublease;

(e)        None of the TARGETS has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

(f)         all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

(g)        to the Knowledge of the SELLER, the owner of the facility leased or subleased owns the parcel of real property, free and clear of restrictions, except for recorded easements, covenants, and other restrictions that do not impair the intended uses or occupancy or by TARGETS of the property subject thereto.

3.18     Contracts.  Section 3.18 of the SELLER Disclosure Schedule lists the following written arrangements (including without limitation written agreements) to which any of the TARGETS is a party:

(a)        any written arrangement (or group of related written arrangements) for the lease of personal property from or to third parties providing for lease payments in excess of $25,000 per annum;

(b)        any written arrangement (or group of related written arrangements) for the purchase or sale of raw materials, commodities, supplies, products or other personal property or for the furnishing or receipt of services (i) which calls for performance over a period of more than one year, (ii) which involves more than the sum of $25,000, or (iii) in which any of the TARGETS (A) has granted manufacturing rights, (B) has granted "most favored nation" pricing provisions or exclusive marketing or distribution rights relating to any products or territory, (C) has agreed to purchase a minimum quantity of goods or services, or (D) has agreed to purchase goods or services exclusively from a certain party;

(c)        any written arrangement establishing a partnership or joint venture;

(d)        any written arrangement (or group of related written arrangements) under which it has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness (including capitalized lease obligations) involving more than $25,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

(e)        any written arrangement concerning confidentiality or noncompetition;

(f)         any written arrangement involving SELLER or any of his Affiliates;

(g)        any written arrangement under which the consequences of a default or termination, taken as a whole, could have a Material Adverse Effect on the assets, business, financial condition, results of operations or future prospects of any of the TARGETS; and

(h)        any other written arrangement (or group of related written arrangements) currently in existence or which any provisions thereof are currently binding on any of the TARGETS either (x) involving more than $25,000 or (y) not entered into in the Ordinary Course of Business.

            SELLER has made available to HSOA a correct and complete copy of each written arrangement (as amended to date) listed in Section 3.18 of the SELLER Disclosure Schedule.  With respect to each written arrangement so listed:  (i) the written arrangement is legal, valid, binding and enforceable and in full force and effect; (ii) the written arrangement will continue to be legal, valid, binding and enforceable and in full force and effect on and immediately following the Closing Date in accordance with the terms thereof as in effect prior to the Closing Date, subject to obtaining any consents required by such arrangement that are listed on Section 3.6 of the SELLER Disclosure Schedule; and (iii) TARGETS are not in breach or default, and to the Knowledge of SELLER, the other party to such agreements is not in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under the written arrangement.  Except as disclosed in Section 3.18 of SELLER Disclosure Schedule, none of the TARGETS is a party to any oral contract, agreement or other arrangement that, if reduced to written form, would be required to be listed in Section 3.18 of the SELLER Disclosure Schedule under the terms of this Section 3.18.

3.19     Accounts Receivable.  All accounts receivable incurred since December 31, 2003 are valid receivables subject to no setoffs or counterclaims and are current and collectible.  TARGET1 has at least $1,573,059.92 of accounts receivable as of December 31, 2003.  All accounts receivable reflected in the financial or accounting records of the TARGETS that have arisen since the Most Recent Balance Sheets are valid receivables subject to no setoffs or counterclaims and are collectible, net of a reserve for bad debts in an amount proportionate to the reserve shown on the Most Recent Balance Sheets.  Section 3.19 of the SELLER Disclosure Schedule lists an aging schedule of all accounts receivable.

3.20     Powers of Attorney.  There are no outstanding powers of attorney executed on behalf of any of the TARGETS.

3.21     Insurance.  Section 3.21 of the SELLER Disclosure Schedule lists the insurance policies presently in effect for each of the TARGETS.  SELLER has made available to BUYER copies of each such policy.  To SELLER's Knowledge:   (i) each such insurance policy is enforceable and in full force and effect; (ii)  none of the TARGETS is in breach or default (including with respect to the payment of premiums or the giving of notices) under such policy, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification or acceleration, under such policy; and (iii) none of the TARGETS has received any notice from the insurer disclaiming coverage or reserving rights with respect to a particular claim or such policy in general.  None of the TARGETS has incurred any loss, damage, expense or liability covered by any such insurance policy for which it has not properly asserted a claim under such policy.

3.22     No Litigation  There are no investigations, actions, suits, or claims pending or threatened against any of the TARGETS or the SELLER involving any of their respective properties or assets, whether at law or in equity, or any Proceeding, which may have a Material Adverse Effect upon any of the TARGETS or the TARGET Shares, except as disclosed in Section 3.22 of the SELLER Disclosure Schedule.

3.23     Warranties.  Section 3.23 of the SELLER Disclosure Schedule sets forth the warranties for all TARGETS and services.  To SELLER's Knowledge, there are no claims or threatened claims under the warranties.

3.24     Employees; Labor Matters.  Section 3.24 of the SELLER Disclosure Schedule contains a list of all employees of each of the TARGETS, along with the rate of compensation of each such person.  To the Knowledge of the SELLER, no key employee or group of employees of any of the TARGETS has any plans to terminate employment with such TARGET.  There are no disputes, employee grievances or disciplinary actions pending, or to the Knowledge of the SELLER, threatened, involving any of the TARGETS and any of their present or former employees.  Each of the TARGETS has complied with all provisions of law relating to employment and employment practices, terms and conditions of employment, wages and hours, the failure to comply with which would have a Material Adverse Effect upon such TARGET, taken as a whole.  None of the TARGETS is engaged in any unfair labor practice and it does not have any liability for any arrears of wages or Taxes or penalties for failure to comply with any such provisions of law.  None of the TARGETS is a party to or bound by any collective bargaining agreement, and it has not experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.  The SELLER has no Knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of any of the TARGETS.

3.25     Employee Benefits.

(a)        Except as disclosed in Section 3.25 of the SELLER's Disclosure Schedule, none of the TARGETS nor any ERISA Affiliate (as defined below) has maintained, or contributed to, any Employee Benefit Plan (as defined below).  For purposes of this Agreement, "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation (other than for employees' regular salary not subject to written employment agreements), including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.  For purposes of this Agreement, "ERISA Affiliate" means any entity which is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes any of the TARGETS.

(b)        Section 3.25(b) of the SELLER Disclosure Schedule discloses each: (i) agreement with any director, executive officer or other key employee of any of the TARGETS  (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving any of the TARGETS of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any Person may receive payments from any of the TARGETS that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code; and (iii) agreement or plan binding any of the TARGETS, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or any Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

3.26     Environmental Matters.

(a)        Each of the TARGETS has complied with all applicable Environmental Laws (as defined in Article VIII), except for violations of Environmental Laws that do not and will not, individually or in the aggregate, have a Material Adverse Effect, taken as a whole, on the assets, business, financial condition, results of operations or future prospects of any of the TARGETS.  There is no pending or, to the Knowledge of the SELLER, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Authority, relating to any Environmental Law involving any of the TARGETS, except for litigation, notices of violations, formal administrative proceedings or investigations, inquiries or information requests that will not, individually or in the aggregate, have a Material Adverse Effect, taken as a whole, on the assets, business, financial condition, results of operations or future prospects of any of the TARGETS.

(b)        There have been no releases by TARGET1, TARGET2 OR TARGET3 of any Materials of Environmental Concern (as defined below) into the environment at any parcel of real property or any facility formerly or currently owned, operated or controlled by any of the TARGETS.  With respect to any such releases of Materials of Environmental Concern, each of the TARGETS has given all required notices to Governmental Authorities (copies of which have been provided to HSOA).  None of the TARGETS has Knowledge of any releases of Materials of Environmental Concern at parcels of real property or facilities owned, operated or controlled by persons other than the TARGETS that could reasonably be expected to have an impact on the real property or facilities owned, operated or controlled by any of the TARGETS.  For purposes of this Agreement, "Materials of Environmental Concern" means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the Federal Resources Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products, or any other material subject to regulation under any Environmental Law.

(c)        To SELLER's Knowledge, set forth in Section 3.26(c) of the SELLER Disclosure Schedule is a list of all environmental reports, investigations and audits relating to premises currently or previously owned or operated by any of the TARGETS  (whether conducted by or on behalf of the TARGETS or a third party, and whether done at the initiative of any of the TARGETS or directed by a Governmental Authority or other third party) which were issued or conducted during the past five years and which any of the TARGETS  has possession of or access to.  Complete and accurate copies of each such report, or the results of each such investigation or audit, have been provided to HSOA.

3.27         Legal Compliance.  Each of the TARGETS and the conduct and operations of their business are in compliance with each law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Authority, which is applicable to any of the TARGETS or their businesses.

3.28     Permits.  Section 3.28 of the SELLER Disclosure Schedule sets forth a list of all permits, licenses, registrations, certificates, orders or approvals from any Governmental Authority (including without limitation those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property) ("Permits") issued to or held by any of the TARGETS.  Such listed Permits are the only Permits that are required for any of the TARGETS to conduct their businesses as presently conducted, except for those the absence of which would not, individually or in the aggregate, have a Material Adverse Effect, taken as a whole, on any of the TARGETS.  Each such Permit is in full force and effect and, to the Knowledge of the SELLER, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration.

3.29     Certain Business Relationships With Affiliates.  Except for those transactions described in Section 3.29 of the SELLER Disclosure Schedule, no Affiliate of SELLER or any of the TARGETS (a) owns any property or right, tangible or intangible, which is used in the business of the TARGETS, (b) has any claim or cause of action against any of the TARGETS, or (c) owes any money to, or is owed money by, any of the TARGETS.

[NOT USED]

3.31     Books and Records.  The minute books and other similar records of each of the TARGETS contains true and complete records of all actions taken at any meetings of the TARGETS' stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting.  SELLER has furnished or made available to HSOA or its representatives for their examination true and complete copies of each of the TARGETS' minutes and its stock transfer ledgers.

3.32     Customers and Suppliers.  Assuming receivables are collected, no unfilled customer order or commitment obligating any of the TARGETS to deliver products or perform services will result in a loss to any of the TARGETS upon completion of performance.  No Material supplier of any of the TARGETS has indicated to SELLER within the past year that it will stop, or materially decrease the rate of, supplying materials, products or services to any of the TARGETS and no material customer of any of the TARGETS has indicated to SELLER within the past year that it will stop, or materially decrease the rate of, buying, leasing or licensing materials, products or services from it.  Section 3.32 of the SELLER Disclosure Schedule sets forth a list of each customer that accounted for more than 5% of the revenues of any of the TARGETS during the last full fiscal year.

3.33     EBITDA.  For calendar year 2003, the aggregate EBITDA (meaning net income using an accrual basis of accounting before interest, taxes, depreciation, and amortization) of TARGET1, TARGET2, and 50% of TARGET3 was at least $2,450,000.

3.34     Government Contracts.  None of the TARGETS has ever been suspended or debarred from bidding on contracts or subcontracts for any agency of the United States government, nor, to the Knowledge of SELLER, has such suspension or debarment been threatened or action for such suspension or debarment been commenced.  To the Knowledge of SELLER, none of the TARGETS has ever been nor is it now being audited or investigated by the United States Government Accounting Office, the United States Department of Justice, the United States Department of Defense or any of its agencies, the Defense Contract Audit Agency or the inspector general of any agency of the United States government, nor has such audit or investigation been threatened.  There is no valid basis for any of the TARGETS' suspension or debarment from bidding on contracts or subcontracts for any agency of the United States government and there is no valid basis for a claim pursuant to an audit or investigation by the United States Government Accounting Office, the United States Department of Justice, the United States Department of Defense or any of its agencies, the Defense Contract Audit Agency or the inspector general of any agency of the United States government, or any prime contractor.

3.35     Bank Accounts.  Section 3.35 of the SELLER Disclosure Schedule sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which any of the TARGETS maintains safe deposit boxes or accounts of any nature and the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

3.36     Health of SELLER.  To his Knowledge, SELLER is free from any terminal or materially disabling disease, affliction, or condition, or any disease, affliction, or condition that with the passage of time will become a terminal or materially disabling disease, affliction, or condition.

3.37     Purchase Entirely for Own Account.  As more fully represented by the SELLER in his respective Investor's Representation Statement executed as of the Closing Date, SELLER represents to HSOA that the HSOA Shares to be issued to the SELLER hereunder are being acquired for investment for such SELLER's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the SELLER has no present intention of selling, granting any participation in, or otherwise distributing the same.  By executing this Agreement, SELLER further represents that he does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person with respect to any of the HSOA Shares.

3.38     Full Disclosure.  No representation or warranty by the SELLER contained in this Agreement, and no statement contained in the SELLER Disclosure Schedule or any other document, certificate or other instrument delivered to or to be delivered by or on behalf of the SELLER pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER AND HSOA

Except as set forth in the HSOA Disclosure Schedule attached hereto (which schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV, the "HSOA Disclosure Schedule"), HSOA and the BUYER hereby jointly and severally represent and warrant to the SELLER, as of the Closing Date (which representations and warranties shall survive the Closing to the extent provided in Section 7.5 hereof), as follows:

4.1       Organization.  HSOA and BUYER are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware.  HSOA and BUYER are duly qualified to conduct their businesses and are in corporate and tax good standing under the laws of each jurisdiction in which the nature of their businesses or the ownership or leasing of their properties requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect on HSOA or its subsidiaries (including BUYER), taken as a whole.  HSOA and BUYER have all requisite corporate power and authority to carry on the businesses in which they are engaged and to own and use the properties owned and used by them.  Neither BUYER nor HSOA is in default under or in violation of any provision of its Certificate of Incorporation or Bylaws.

4.2       Capitalization.  The authorized capital stock of HSOA consists of 50,000,000 shares of common stock, $.001 par value per share ("HSOA Common Stock"), of which approximately 14,500,000 shares are issued and outstanding on the date hereof (excluding the HSOA Shares), and 1,000,000 shares of preferred stock, $.001 par value per share, of which no shares are issued and outstanding on the date hereof.  All of the issued and outstanding shares of HSOA Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights.  All of the HSOA Shares will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid, nonassessable and free and clear of all liens, claims, pledges, options, adverse claims or charges of any nature whatsoever.  As of the date hereof, HSOA has outstanding under its stock option plans option grants to purchase approximately 3,003,000 shares of HSOA Common Stock, excluding any options contemplated by this Agreement.  HSOA also has outstanding warrants to purchase approximately 2,700,000 shares of HSOA Common Stock.

4.3       Authorization of Transaction.  HSOA and BUYER have all requisite power and authority to execute and deliver this Agreement and to perform their obligations hereunder.  The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby by HSOA and BUYER have been duly and validly authorized by all necessary corporate action on the part of HSOA and BUYER.  This Agreement has been duly and validly executed and delivered by HSOA and BUYER and constitutes a valid and binding obligation of HSOA and BUYER, enforceable against them in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditor's rights generally, or by general equitable principles, and to the extent any indemnification or contribution provisions thereof may be limited by applicable federal or state securities laws. HSOA and BUYER further represent and warrant that the payments under the Promissory Note and A/R Note can and will be made, and that there is no provision of the Senior Loan prohibiting such payments, except in the event of default in the payments due under the Senior Loan.

4.4       Noncontravention; Required Consents..  Except as disclosed in Section 4.4 of BUYER's Disclosure Schedule, neither the execution and delivery of this Agreement, nor any agreements contemplated hereunder, nor the consummation by HSOA or BUYER of the transactions contemplated hereby will (a) conflict with or violate any provision of the certificate of incorporation or Bylaws of HSOA or BUYER, (b) require on the part of HSOA or BUYER any filing with, or permit, authorization, consent or approval of, any Governmental Authority, other than any filing, permit, authorization, consent or approval which if not obtained or made would not have a Material Adverse Effect on the assets, business, financial condition, results of operations or future prospects of HSOA or BUYER or on the ability of the Parties to consummate the transactions contemplated by this Agreement, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any Material contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which HSOA or BUYER is a party or by which either is bound or to which any of their assets are subject, other than any conflict, breach, default, acceleration, termination, modification or cancellation which individually or in the aggregate would not have a Material Adverse Effect on the assets, business, financial condition, results of operations or future prospects of HSOA or BUYER or on the ability of the Parties to consummate the transactions contemplated by this Agreement, (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to HSOA or any of their properties or assets, or (e) require the consent or approval of any third party, or the shareholders or Boards of Directors of HSOA, BUYER, MERGERSUB1 or MERGERSUB2 other than those consents and approvals obtained by HSOA and BUYER, and provided to SELLER at Closing.

4.5       Reports and Financial Statements.  The SELLER has had access to, via the EDGAR system of the U.S. Securities and Exchange Commission (the "SEC"), each report, schedule and proxy statement filed by HSOA with the SEC dating back to January 1, 2000 (collectively, the "HSOA Reports").  As of their respective dates, the HSOA Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  To the Knowledge of HSOA, no Material adverse development has occurred with respect to HSOA's business since its most recently filed Form 10-KSB or Form 10-QSB, except as disclosed in any HSOA Report (including, without limitation, any Form 8-K) filed or amended after the date of such Form 10-KSB or Form 10-QSB and except for any changes in the economy in general (or in the overall industry in which HSOA operates) or in any stock market or trading system (including, without limitation, any change in the value of any trading indices with respect thereto).

4.6       No Litigation  There are no investigations, actions, suits, or claims pending or threatened against any of HSOA or BUYER involving any of their respective securities, properties or assets, whether at law or in equity, or any Proceeding, which may have a Material Adverse Effect upon any of the TARGETS or the TARGET Shares.

ARTICLE V

COVENANTS

            5.1       Covenants of SELLER.  SELLER hereby agrees to the following covenants:

                       (a)        Reasonable Efforts.  SELLER shall use reasonable commercial efforts to cause the conditions precedent in Section 2.1 to be satisfied.

 (b)        Non-Competition.

(i)         In order to ensure that HSOA will realize the benefits of the transactions contemplated hereby, SELLER hereby covenants and agrees that, in exchange for the consideration received by the SELLER and TRUST pursuant to this Agreement, he will not violate Articles 5 and 6 of his Executive Employment Agreement, the form of which is attached as Exhibit G, and all of the terms and conditions of Articles 5 and 6 of such Executive Employment Agreement are hereby incorporated by reference into this Section 5.1(b) of this Agreement.

(ii)        Reformation.  If any covenant contemplated by this Section 5.1(b) is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as an arbitrator or a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against SELLER.

(iii)       Release Event.  HSOA and SELLER agree that, upon an occurrence of a Release Event, as defined in Section 4.05(b) of SELLER's Executive Employment Agreement, then this Section 5.1(b) shall become null and void.

5.2       Covenants of BUYER and HSOA.  BUYER and/or HSOA hereby agree to the following covenants:

(a)        Medical Coverage.  In order to ensure that SELLER will realize the benefits of the transactions contemplated hereby, HSOA and BUYER hereby covenant and agree that, in exchange for the consideration received by HSOA and BUYER pursuant to this Agreement, HSOA and BUYER will provide SELLER the medical insurance coverage under the terms set forth in Section 4.05(d) of his Executive Employment Agreement, the form of which is attached as Exhibit G, which Section is hereby incorporated by reference into this Section 5.2(a) of this Agreement.  The provisions of this Section shall survive Closing and any termination of this Agreement.

(b)               Stock Option Pool.  HSOA agrees to establish as of the Closing Date a stock option pool, out of the shares available for issuance under the Company's 2001 Stock Plan, of 200,000 shares of HSOA Common Stock for TARGETS' employees, to be available for grant to such employees, excluding SELLER, under terms and conditions recommended by SELLER, which shall be approved by and not be unreasonably denied by HSOA's Board of Directors.  Such options shall include an exercise price of $2.00 per share, unless such exercise price would fail to qualify for incentive stock option treatment, in which case the Board shall grant such options at an exercise price that would qualify for incentive stock option treatment. HSOA agrees to establish the stock option pool within 60 days of the Closing.

(c)                Lease.  HSOA agrees that, in the event that SELLER constructs a new facility in Fort Myers, Florida within two years from the Closing Date, and the SELLER agrees to lease such facility to the MERGERSUBS on terms that are not less favorable than average market rates prevailing at such time, HSOA and/or BUYER will cause the MERGERSUBS to enter into a 10-year, triple net  lease of such facility with SELLER on such terms.  In the event the parties cannot agree upon the average market rates, then each of HSOA and SELLER shall obtain a written opinion of a commercial real estate broker of their on choosing.  The selected brokers shall then mutually select another commercial real estate broker for a third written opinion, and the average market rate for the purposes of the new lease shall be determined by average the rates set forth in the three written opinions.  HSOA and BUYER shall guarantee the obligations of the tenants under said leases.

(d)               Operation of Business.  After the Closing Date and for so long as sums remain unpaid under the Promissory Note, HSOA and BUYER shall (i) conduct the businesses of MERGERSUB1 and MERGERSUB2 only in the Ordinary Course of Business as such was conducted by TARGET1 and TARGET2 prior to the transactions contemplated by this Agreement and except as otherwise specified in this Agreement, including but not limited to using reasonable commercial efforts to provide working capital for said operations; (ii) except as otherwise consented to by SELLER, and without making any commitment on SELLER's behalf, use its reasonable commercial efforts to maintain its relations and goodwill with customers, suppliers, creditors, employees, agents, and others having business relationships with MERGERSUB1, MERGERSUB2 and TARGET3; (iii) confer with SELLER prior to implementing operational decisions relating to MERGERSUB1, MERGERSUB2 and TARGET3; (iv) maintain the equipment owned by MERGERSUB1, MERGERSUB2 and TARGET3 in good repair and condition and usable in the normal conduct of MERGERSUB1's, MERGERSUB2's and TARGET3's businesses; (v) keep in full force and effect, without amendment, all rights required for the conduct of MERGERSUB1's, MERGERSUB2's and TARGET3's businesses; (vi) comply with all legal requirements and contractual obligations applicable to the operations of the MERGERSUB1's, MERGERSUB2's and TARGET3's businesses; (vii) continue to maintain in full force and effect all insurance policies in effect as of the Execution Date; (viii) maintain all  governmental authorizations and licenses required for operation of MERGERSUB1, MERGERSUB2 and TARGET3; (ix) upon request from time to time, execute and deliver all documents, make all truthful oaths, testify in any Proceedings, and do all other acts that may be reasonably necessary or desirable in the reasonable opinion of SELLER to effectuate the intent of the transactions contemplated by this Agreement; and (x) maintain in accordance with the TARGETS' customary business practices all books and records of the MERGERSUB1, MERGERSUB2 and TARGET3.

(e)                Accounts Receivables.  HSOA and BUYER shall use reasonable commercial efforts to collect the accounts receivable of TARGET1, in order to make the payments to TRUST required by the A/R Note.  In addition, BUYER shall pay to TRUST any accounts receivable collected which were previously written-off by SELLER, within 2 business days of such collection.

(f)                 Quarterly Financial Reports.  For so long as any sums remain unpaid under the Promissory Note or A/R Note, and until the next annual audit following the satisfaction of the Promissory Note, HSOA and BUYER shall provide SELLER with written reports, certified  by the Chief Financial Officer and President of HSOA, detailing (i) the data and financial calculations used in determining the Free Cash Flow (as defined in the Promissory Note) and the quarterly payments made under the Promissory Note, and (ii) the collections and status of remaining accounts receivable under the A/R Note, in each foregoing cases (i) and (ii), accompanied by financial statements and reports prepared in sufficient detail to support such calculations.

(g)                Inspection; Audit Rights.  For so long as any sums remain unpaid under the Promissory Note or A/R Note, and until the next annual audit following the later to occur of the satisfaction of the Promissory Note or A/R Note, HSOA and BUYER shall provide SELLER and its accountants reasonable access, audit and inspection rights during business hours, to the financial records and books of BUYER, MERGERSUB1, MERGERSUB2 and TARGET3 for the purposes of verifying the quarterly payments due under the Promissory Note and collection of accounts receivable and payments under the A/R Note.  In the event SELLER's inspection or audit reveals an underpayment by more than ten (10%) percent, then BUYER and HSOA shall reimburse SELLER's fees, costs and expenses, including accountants' and attorneys' fees, incurred in conducting such inspection or audit.

(h)                Observer Rights.  For so long as any sums remain outstanding under the Promissory Notes, SELLER shall have observer rights on HSOA's, BUYER's, MERGERSUB1's and MERGERSUB2's Boards of Directors, and  SELLER shall be provided with notices of and an invitations to attend all Board meetings during such period.

(i)                  Negative Covenants.   For so long as sums remain unpaid under the Promissory Note,  HSOA, BUYER, MERGERSUB1 and MERGERSUB2 shall take no actions that are outside of the Ordinary Course of Business of TARGETS as operated prior to the Effective Date and which are reasonably likely to impair the Free Cash Flow of MERGERSUB1, MERGERSUB2 and TARGET3, or the goal of parties for the Promissory Note to be fully satisfied within three years of the Closing Date, notwithstanding the ten-year amortization schedule of the Promissory Note.

ARTICLE VI

[NOT USED]

ARTICLE VII

INDEMNIFICATION

7.1       Indemnification.

(a)        SELLER and TRUST, jointly and severally, agree to indemnify HSOA and BUYER, their successors and assigns, and the officers, directors, Affiliates, employees, controlling persons and agents of HSOA and BUYER, and hold each of them harmless against and in respect of any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) (collectively, "Damages") incurred or suffered by any of them by reason of (i) a breach of any of the representations or warranties made by SELLER or TRUST in this Agreement, (ii) the failure of SELLER or TRUST, as applicable, to have good, valid and marketable title to the TARGET Shares, free and clear of all liens, claims, pledges, options, adverse claims or charges of any nature whatsoever, or (iii) any claim by a stockholder, former stockholder, or alleged stockholder of any of the TARGETS, or any other person (other than SELLER and his Affiliates, or the 50% owner of TARGET3 on the Closing Date other than SELLER), firm, corporation or entity, seeking to assert, or based upon: (A) ownership or rights to ownership of any equity interest in TARGET; (B) any rights of a stockholder, including any option, preemptive rights or rights to notice or to vote; or (C) any claim that his, her or its equity interest was wrongfully repurchased by TARGET, SELLER, or TRUST.  Notwithstanding any provision in this Agreement to the contrary, in the event that a breach of the representation contained in Section 3.33 occurs in an amount greater than $245,000, the sole and exclusive remedy for "Damages" to HSOA and BUYER resulting from such breach shall be deemed to be $3.80 for each $1.00 of shortfall from the $2,450,000 EBITDA threshold set forth in Section 3.33.  Such calculation is consistent with the manner in which the TARGETS were valued by HSOA and BUYER.  Notwithstanding anything to the contrary, claims for indemnification or breach based upon the representation in Section 3.33 must be made in writing within sixty (60) days after Closing.

(b)        HSOA and BUYER, jointly and severally, agree to indemnify and to hold harmless SELLER and TRUST and their assigns, heirs, legatees, and agents against and in respect of any and all Damages incurred or suffered by them by reason of (i) a breach of any of the obligations, covenants, representations or warranties made by HSOA, BUYER, MERGERSUB1 or MERGERSUB2 in this Agreement or any agreement contemplated  as an Exhibit hereto, or (ii) the failure of the HSOA Shares to be duly authorized, validly issued, fully paid and nonassessable.

7.2       Minimum Claims. Notwithstanding anything to the contrary, no party shall be liable to the other for indemnification or claims subject to indemnification under this Article VII unless or until claims have been made by the claiming party in the aggregate sum of Fifty Thousand Dollars ($50,000). Provided, however, this limitation is not applicable to monies, shares of HSOA, transfer of accounts receivable, provisions of employment or post-termination benefits or  other consideration owed to SELLER or TRUST under this Agreement or the agreements contemplated under the Exhibits hereto ("SELLER Consideration").

7.3       Limitation of Liability.  Notwithstanding anything to the contrary, SELLER and TRUST shall not be liable for indemnification under this Article or damages for breach of this Agreement or the related Agreements contemplated under the Exhibits hereto in excess of the lesser of (i) sums actually then-received by SELLER and TRUST under this Agreement (but excluding transfer of accounts receivable or employment compensation), or (ii) four million dollars ($4,000,000).  Notwithstanding anything to the contrary, HSOA or BUYER shall not be liable for indemnification under this Article or damages for breach of this Agreement (other than for failure to pay SELLER Consideration) or the related Agreements contemplated under the Exhibits hereto in excess of four million dollars ($4,000,000).  Should any claim for Damages be established against SELLER or TRUST, SELLER or TRUST at their option, may pay such Damages first in shares of HSOA received hereunder at the value of said shares determined for initial issuance, or as an adjustment to the total principal due under the Promissory Note, then from cash received.  HSOA shall have the right, however, to offset payments due under the Promissory Note for any indemnification obligations owed by SELLER or TRUST if such obligations are not satisfied in full by the return of the appropriate number of HSOA Shares (together with executed stock powers) by TRUST within 30 days from the date of written notice by HSOA.

7.4       Method of Asserting Claims.

 (a)       If any person entitled to indemnification pursuant to Section 7.1 hereof (an "Indemnitee") is threatened in writing with any claim, or any claim is presented in writing to, or any action or proceeding is formally commenced against, any of the Indemnitees which may give rise to the right of indemnification hereunder, the Indemnitee will promptly give written notice thereof to each indemnifying party; provided, however, that any delay by an Indemnitee in so notifying the indemnifying party shall not relieve the indemnifying party of any liability to any of the Indemnitees hereunder except to the extent that the indemnifying party shall have been actually prejudiced as a result of such failure.

(b)        The indemnifying party or parties, by delivery of written notice to an Indemnitee within 30 days of notice of claim to indemnity from an Indemnitee, may elect to assume the defense of such claim, action or proceeding at the expense of the indemnifying party; provided, however, that (i) unless such written notice shall be accompanied by a written agreement of each indemnifying party acknowledging the liability of the indemnifying parties to the Indemnitees as a result of this Agreement for any indemnified damage which any Indemnitee might incur or suffer as a result of such claim, action or proceeding or the contesting thereof, each indemnifying party shall be jointly and severally liable for the attorneys' fees and expenses of the Indemnitee, if any, incurred in connection with defending such claim; (ii) counsel undertaking such defense shall be reasonably acceptable to the Indemnitee; (iii) the indemnifying parties shall mutually elect to contest such claim, action or proceeding and shall conduct and settle such contest in a joint manner, and if the indemnifying parties shall fail at any time to agree, the Indemnitee shall have no obligation to contest such claim, action or proceeding; and (iv) if the Indemnitee requests in writing that such claim, action or proceeding not to be contested, then it shall not be contested but shall not be covered by the indemnities provided herein. The indemnifying parties may settle an indemnifiable matter after delivering a written description of the proposed settlement to and receiving consent from the Indemnitee. In the event the Indemnitee unreasonably declines to consent to such settlement, then the Indemnitee shall have no right to indemnification beyond the amount of the proposed settlement. In the event the indemnifying parties jointly elect to contest an indemnifiable matter, HSOA and the SELLER shall permit the other party reasonable access to their respective books and records and shall otherwise cooperate in connection with such claim. If the indemnifying parties do not jointly elect to contest an indemnifiable matter, they shall cooperate with the Indemnitee to the extent any of them has knowledge of facts or circumstances relating to such matter, and the Indemnitee shall have the exclusive right to prosecute, defend, compromise, settle or pay any claim, but the Indemnitee shall not be obligated to do so; provided, however, that, should the Indemnitee elect not to exercise its right exclusively to prosecute, defend, compromise, settle or pay such claim, any indemnifying party may elect to do so at its sole expense.

7.5       Survival.  The representations and warranties of the Seller set forth in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and continue until 12 months after the Closing Date and shall not be affected by any examination made for or on behalf of any Party or the Knowledge of any of their respective officers, directors, shareholders, employees or agents.  Notwithstanding the foregoing, the representations and warranties contained in Section 3.26 relating to environmental matters shall survive the Closing and the consummation of the transactions contemplated thereby for 12 months; and the representations and warranties contained in Section 3.12 relating to tax matters shall survive the Closing and the consummation of the transactions contemplated thereby and continue until the expiration of the applicable statute of limitations relating to such tax representations.   The representations and warranties of HSOA and BUYER set forth in this Agreement shall survive the Closing for twelve months, except that the representations and warranties set forth in Sections 4.3 and 4.4 shall survive until the Promissory Note and the A/R Note are satisfied in full.

ARTICLE VIII

DEFINITIONS

            The following terms as used in this Agreement shall have the meanings set forth below:

            "Affiliate" shall mean, as to any Person, any Person controlled by, controlling, or under common control with such Person, and, in the case of a Person who is an individual, a member of the family of such individual consisting of a spouse, sibling, in-law, lineal descendant, or ancestor (including by adoption), and the spouses of any such individuals.  For purposes of this definition, "control" (including the terms "controlling", "controlled by" and "under common control with") of a Person means the possession, directly or indirectly, alone or in concert with others, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of securities, by contract or otherwise, and no Person shall be deemed in control of another solely by virtue of being a director, officer or holder of voting securities of any entity.  A Person shall be presumed to control any partnership of which such Person is a general partner.

            "Code" shall mean the Internal Revenue Code of 1986, as amended.  All references herein to sections of the Code shall include any corresponding provision or provisions of succeeding law.

            "Current Customer" shall mean any Person who is currently utilizing any product or service sold or provided by HSOA or any of its Affiliates; any Person who utilized any such product or service within the previous 12 months; and any Person with whom HSOA or any of its Affiliates is currently conducting negotiations concerning the utilization of such products or services.

            "Environmental Laws" shall mean laws, including, without limitation, federal, state, or local laws, ordinances, rules, regulations, interpretations, and orders of courts or administrative agencies or authorities relating to pollution, environmental protection, health and safety, or similar laws (including, without limitation, ambient air, surface water, ground water, land surface, and subsurface strata), including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA"), the Federal Clean Water Act ("CWA"), the Safe Drinking Water Act ("SDWA"), the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), the Clean Air Act ("CAA"), the Emergency Planning and Community Right to Know Act ("EPCRA"), the Occupational Safety and Health Act ("OSHA"), and other laws relating to pollution or protection of the environment, or to the manufacturing, processing, distribution, use, treatment, handling, storage, disposal, or transportation of Polluting Substances (defined below).

            "Governmental Authority" means any nation or government, any state, regional, local, or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

            "Knowledge" - An individual shall be deemed to have "knowledge" of a particular fact or other matter if (i) such individual is actually aware of such fact or other matter, or (ii) a prudent person serving in the same capacity as such individual would be expected to discover or otherwise become aware of such fact or other matter in the course of performing the official duties of such individual.  A corporation shall be deemed to have "knowledge" of a particular fact or other matter if any individual serving as a director or officer (or in any similar capacity) of the corporation has Knowledge (as set forth above) of such fact or other matter.

            "Material" when capitalized and used in reference to the business, products or financial situation of the party to which the reference relates shall be construed, except as specifically provided, to qualify the matter referred to herein to matters with an effect on the financial condition of that party in excess of $25,000.  When the word "material" is not capitalized it shall mean material with respect to the matter referenced.  For example, a reference to a material breach of a particular agreement would mean a breach that is material with respect to the particular contract (and not necessarily with respect to the overall business of the party).

            "Material Adverse Effect" means any development, change, or effect that is adverse to the business, properties, tangible or intangible assets, net worth, condition (financial or other), results of operations, or business prospects of the party to which the reference relates that is Material.

            "Person" shall have the meaning given in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended, as modified and used in Sections 13(d)(3) and 14(d)(2) of such act.

            "Polluting Substances" shall be construed broadly to include (a) asbestos, (b) petroleum products or wastes, (c) biomedical or biological wastes, and (d) all pollutants, contaminants, chemicals, or industrial, toxic, or hazardous substances or wastes and shall include, without limitation, any flammable explosives, radioactive materials, oil, hazardous materials, hazardous or solid wastes, hazardous or toxic substances or regulated materials defined in CERCLA, CWA, SDWA, RCRA, EPCRA, and CAA and/or any other Environmental Laws, as amended, and in the regulations adopted and publications promulgated thereto; provided, to the extent that the laws of the State of Massachusetts establish a meaning for "hazardous substance," "hazardous waste," "hazardous materials," "solid waste," or "toxic substance," which is broader than that specified in any of  CERCLA, CWA, SDWA, RCRA, EPCRA, and CAA or other Environmental Laws such broader meaning shall apply.

"Proceeding" shall mean any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, judicial, or investigative, whether formal or informal, whether public or private) commenced, brought, conducted, or heard by or before, or otherwise involving any Governmental Authority or arbitrator.

            "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge, or other lien (whether arising by contract or by operation of law), other than (i) mechanic's, materialmen's, and similar liens, (ii) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation, and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business consistent with past custom and practice and in amount (including with respect to frequency and amount) ("Ordinary Course of Business") that would not have a Material Adverse Effect, taken as a whole.

ARTICLE IX

MISCELLANEOUS

9.1       Press Releases and Announcements.  No Party shall issue any press release or public disclosure relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing Party shall advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

9.2       No Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

9.3       Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, with respect to the subject matter hereof, including the letter of intent dated October 13, 2003, and any nondisclosure agreement entered into prior to the date hereof.

9.4       Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

9.5       Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  Facsimile signatures delivered shall be deemed to constitute originals.

9.6       Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.7       Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered three business days after it is sent by registered or certified mail, return receipt requested, postage prepaid; one business day after it is sent via a reputable nationwide overnight courier service; or upon receipt if delivered personally, in each case to the intended recipient as set forth below:

If to SELLER or TRUST:	Copy to:
Dale W. Mars 801 Romano Key Circle Punta Gorda, FL 33955	Guy E. Whitesman, Esq. Henderson, Franklin, Starnes & Holt, P.A. 1715 Monroe Street Fort Myers, Florida 33901
If to HSOA, BUYER, MERGERSUB1 AND MERGERSUB2:	Copy to:
Frank J. Fradella Chairman and CEO Home Solutions of America, Inc. 11850 Jones Road Houston, Texas 77070	J. Paul Caver, Esq. 3102 Maple Avenue Suite 220 Dallas, Texas 75201

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means, but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended.  Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

9.8       Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Delaware.

9.9       Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties.  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.10     Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

9.11     Expenses.  Each of the Parties shall bear its own costs and expenses (including legal fees and expenses and any brokerage arrangements entered into by such Party) incurred in connection with this Agreement and the transactions contemplated hereby, and SELLER shall pay his legal fees pertaining to this Agreement from the proceeds of this Agreement. Notwithstanding the foregoing, BUYER and HSOA shall jointly and severally be responsible for payment of all filing fees, documentary stamps, fees and taxes (other than income taxes) incurred by reason of the Promissory Notes or the Security Agreement.  Such fees and expenses known prior to Closing shall be set forth as an adjustment to the Cash Portion.

9.12     Specific Performance.  Each of the Parties acknowledges and agrees that one or more of the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions of Section 9.13), in addition to any other remedy to which it may be entitled, at law or in equity.

9.13     Submission to Jurisdiction.  Each of the Parties (a) submits to the jurisdiction of any state or federal court sitting in Lee County, Florida in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.  Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto.  Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 9.7.  Nothing in this Section 9.13, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

9.14     Construction.  The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

9.15     Incorporation of Schedules.  The Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                                HSOA:

HOME SOLUTIONS OF AMERICA, INC.

By:________________________________
            Rick J. O'Brien
            Chief Financial Officer

BUYER:

SOUTHERN EXPOSURE HOLDINGS, INC.

By:________________________________
            Rick J. O'Brien
            Chief Financial Officer

MERGERSUB1:

S.E. ACQUISITION CORP. I

By:________________________________
            Rick J. O'Brien
            Chief Financial Officer

MERGERSUB2:

S.E. ACQUISITION CORP. II

By:________________________________
            Rick J. O'Brien
            Chief Financial Officer

SELLER:

___________________________________
Dale W. Mars

TRUST:

THE DALE W. MARS TRUST DATED 7-16-97

By:
Dale W. Mars, Trustee

TARGET1:

SOUTHERN EXPOSURE UNLIMITED OF FLORIDA, INC.

By:________________________________
            Dale W. Mars
            President

TARGET2:

S.E. TOPS OF FLORIDA, INC.

By:________________________________
            Dale W. Mars
            President

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